5673 Airport Road Roanoke, VA 24012 Phone (540) 362-4911 Fax (540) 561-1448

CONTACT:	Sheila Stuewe Sstuewe@AdvanceAutoParts.com Advance Auto Parts (540) 561-3281

ADVANCE AUTO PARTS REPORTS FREEMAN SPOGLI & CO. COMPLETES SALE

OF 2.0 MILLION SHARES THROUGH RULE 144

Roanoke, Virginia, June 4, 2003—Advance Auto Parts, Inc. (NYSE:AAP) announced today that FS Equity Partners IV, L.P., an investment fund controlled by Freeman Spogli & Co. LLC, has filed a Form 144 Notice of Proposed Sale of Securities for up to 2.0 million shares of Advance Auto Parts, Inc. common stock which it has sold in a transaction completed after the close of business on June 3, 2003. Freeman Spogli continues to own over six million shares of Advance Auto Parts common stock.

“Freeman Spogli is a strong partner of Advance Auto Parts and continues to be our largest shareholder, owning over 16% of the company,” remarked Larry Castellani, Chairman and Chief Executive Officer of Advance Auto Parts.

Advance Auto Parts, Inc., based in Roanoke, VA, is the second largest retailer of automotive parts in the United States. At April 19, 2003, the Company had 2,456 stores in 37 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward looking statements only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

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